EXHIBIT 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

July 18, 2011

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) shares of common stock, par value $0.001 per share (“Common Stock”), of the Company in an aggregated initial offering price of up to $250,000,000 which may be offered, issued and sold by the Company (the “Primary Shares”), and (ii) (a) up to 10,525,890 shares of Common Stock (“Secondary Shares”), (b) up to 760,525 shares (the “Preferred Shares”) of the Company’s 7% Cumulative Participating Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), (c) 1,739,707 warrants (the “Warrants”) to initially purchase up to 1,739,707 shares of Common Stock (the “Warrant Shares”), (d) 3,263,252 shares of Common Stock initially issuable upon conversion of the Preferred Shares (the “Conversion Shares” and, together with the Primary Shares, the Secondary Shares, the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares, the “Securities”) and (e) the Warrant Shares, all of which may be offered and sold by the relevant selling security holders referenced in the prospectus, as amended or supplemented from time to time, which is a part of the Registration Statement (the “Selling Security Holders”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed herein, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Third Amended and Restated Certificate of Incorporation of the Company, as currently in effect (the “Certificate of Incorporation”); (iii) the Company’s Certificate of Designations for the Preferred Stock (the “Certificate of Designations”), as currently in effect; (iv) the Amended and Restated Bylaws of the Company, as currently in effect (the “Bylaws”); (v) the Second Amended Joint Chapter 11 Plan of

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July 18, 2011

Reorganization, dated March 26, 2010, of the Company and certain of its subsidiaries; (vi) the Order Pursuant to Section 1129 of the Bankruptcy Code Confirming the Debtors’ Second Amended Joint Chapter 11 Plan, dated May 17, 2010, of the United States Bankruptcy Court for the District of Delaware; (vii) the Commitment Agreement, dated March 19, 2010, by and between the Company and the Backstop Purchasers set forth therein; and (viii) the Warrant Agreement, dated as of May 27, 2010 (the “Warrant Agreement”), between the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively, as Warrant Agent. In addition, we have examined such other corporate documents and records of the Company, certificates of public officials and representatives of the Company, and other documents; and we have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination. With respect to any instrument or agreement executed or to be executed by any party other than the Company, we have also assumed, to the extent relevant to the opinions set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and was at all relevant times and is validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of formation or organization, (ii) such party had full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by such party, and (iii) such instrument or agreement was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such party.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Primary Shares have been duly authorized and will be validly issued, fully paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) a prospectus supplement with respect to the sale of the Primary Shares shall have been filed with the SEC in compliance with the Securities Act and the rules and regulations thereunder; (iii) the Board of Directors of the Company or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Certificate of Incorporation authorizing the issue and sale of such Primary Shares; and (iv) certificates, if any, representing the Primary Shares being issued and sold shall have been duly executed, countersigned and registered and duly delivered in accordance with the applicable definitive purchase, underwriting or similar agreement to the purchasers thereof against payment of the agreed consideration therefor (not less than the par value of such Primary Shares being issued and sold).

July 18, 2011

2. The Secondary shares have been duly authorized, and are validly issued, fully paid and non-assessable.

3. The Preferred Shares have been duly authorized, and are validly issued, fully paid and non-assessable.

4. The Warrants constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

5. The Conversion Shares have been duly authorized and will be validly issued, full paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; and (ii) certificates representing Conversion Shares being issued shall have been duly executed, countersigned and registered and duly delivered in connection with the conversion of any Preferred Shares in accordance with the Certificate of Designations and the Certificate of Incorporation.

6. The Warrant Shares have been duly authorized and will be validly issued, full paid and non-assessable when: (i) the Registration Statement shall have become effective under the Securities Act; and (ii) certificates representing Warrant Shares being issued shall have been duly executed, countersigned and registered and duly delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement.

For the purposes of this letter, we have assumed that, at the time of the issuance, sale and delivery of (i) each Primary Share, such Primary Share being offered will be issued and sold as contemplated in the Registration Statement or the prospectus supplement relating thereto and the authorization thereof by the Company will not have been modified or rescinded and (ii) each Primary Share, Conversion Share or Warrant Share, the Certificate of Incorporation, the Certificate of Designation (in the case of each Conversion Share), the Bylaws and the Warrant Agreement (in the case of each Warrant Share), as currently in effect, will not have been modified or amended and will be in full force and effect.

We express no opinion as to:

(i) the validity, binding effect or enforceability of any provision of the Warrants or the Warrant Agreement relating to indemnification, contribution or exculpation;

(ii) the validity, binding effect or enforceability of any provision of the Warrants or Warrant Agreement relating to choice of governing law to the extent that the validity, binding

July 18, 2011

effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

(iii) the validity, binding effect or enforceability of any provision of the Warrants or Warrant Agreement containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under the Warrants or the Warrant Agreement to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions); and

(iv) the validity, binding effect or enforceability of any provision of the Warrants or the Warrant Agreement relating to forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York.

This opinion letter is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”) and the Constitution of the State of Delaware, in each case as currently in effect, and reported judicial decisions interpreting such provisions of the DGCL and the Constitution of the State of Delaware.

We do not find it necessary for purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of Securities to be registered pursuant to the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP